Exhibit 99.1

China Armco Metals Announces Financial Results for the Fourth Quarter and Full Year of 2012

SAN MATEO, CA. March 29, 2013 -- China Armco Metals, Inc. (MKT:CNAM) ("China Armco" or “the Company"), a distributor of imported metal ore and metal recycler, today announced its financial results for its fourth quarter and for the fiscal year ended December 31, 2012.

SUMMARY FINANCIALS

Fourth Quarter 2012 Results
	Q4 2012	Q4 2011	CHANGE
Sales	$38.0 million	$9.5 million	298%
Gross Profit	$4.4million	$0.5 million	732%
Income (Loss) from Operations	$1,75million	($0.67)million	362%
Net Income (Loss)	$0.6million	($1.5) million	141%
EPS (Fully Diluted) (Loss)	$0.03	($0.10)	N/A

Full Year 2012 Results
	FY 2012	FY 2011	CHANGE
Sales	$106.6 million	$106.2 million	0.33%
Gross Profit	$8.5 million	$5.8 million	45%
Income (Loss) from Operations	$0.9 million	($0.9) million	194%
Net Income (Loss)	($2.6) million	($3.3) million	22%
EPS (Fully Diluted) (Loss)	($0.14)	($0.22)	N/A

Fourth Quarter of 2012 Financial Results

For the quarter ended December 31, 2012, net revenue increased 298% to $38 million due to the significant increase in sales in our recycling business as result of steel market rebound in China in the period. In response to the market rebound, we quickly and proactively react to the market changes, speeded up processing of the raw materials acquired at a low cost during the market downturn, and sales of the products to our existing customers successfully. During the fourth quarter of 2012, our net revenue in the scrap metal recycling business increased significantly by 430% to $36.6 million from $6.9 million in the fourth quarter of 2011. Our production increased substantially by 337% to 69,687 metric tons (“MT”) from 15,948 MT in the fourth quarter of 2011. Despite the great uncertainties surrounding global economies, we believe the demand for iron ore on a global basis and the Chinese scrap steel demand will grow in 2013. We intend to continue our strategy to secure longer term ore and scrap metal supply contracts with our customers, ensuring a more stable supply of inventory.

Gross profit for the fourth quarter of 2012 increased 732% to $4.4 million, compared to $0.5million in the fourth quarter of 2011. Gross margin increased to 11.6%, compared to 5.5% in the same period in 2011.

Operating expenses increased by 119% to $2.6 million for the fourth quarter of 2012 from $1.2 million for the fourth quarter of 2011.

Operating income for the fourth quarter of 2012 increased 362% to 1.75 million, compared to an operating loss of $0.67 million in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $0.6 million, or $0.03 per diluted share, compared to a loss of ($1.5) million or ($0.10) per share for the same period last year. Diluted earnings per share were a $0.14 loss and $0.22 loss for the year ended December 31, 2012 and December 31, 2011, respectively.

Results for the Year Ended December 31, 2012

Net revenues in 2012 remained at approximately $106 million, compared to 2011. By business section, the net revenues from our metal recycling business increased by $17.8 million, or by 41%, to $61.6 million, compared to 2011; our net revenues for our metal ore trading business decreased approximately 28% in 2012 to $45.0 million, compared to $62.5 million in 2011. Our recycling business accounted for approximately 60% of our total revenue and has first time exceeded trading business, becoming the major sources of our net revenue and gross profit. Gross profit for the full year 2012 was $8.5 million, an increase of 45% from $5.8 million for the year ended December 31, 2011. Gross margins increased to 8.0% in 2012 compared to 5.5% in 2011, which was primarily attributable to higher margins on sales of scrap metal valued at $61.6 million in 2012 with a gross margin of 10.2%.

Operating expenses of $7.6 million in 2012 increased by $0.8 million, or 12.5%, compared to 2011, primarily due to an increase in general and administrative expenses of $1.4 million including $0.8 million of non-cash stock compensation to officers and employees, and an increase in selling expenses of $0.12 million. Selling expenses include commissions, salaries and travel for the sales agents and warehouse fees. These increases were partially offset by a decrease in professional fees of $0.55 million including legal fees, audit fees, investor relations, website design and SEC filing services, and a decrease in operating cost of our idle manufacturing facility of $0.14 million. Our net loss in 2012 was $2.6 million, compared to net loss of $3.3 million in 2011, the decrease in loss primarily related to the increase in gross profit of $2.6 million as a result of improved gross margin in our recycling business.

In reviewing the financial performance for the quarter and year ended 2012, Mr. Kexuan Yao, Chairman and CEO of China Armco, was pleased that the company has made substantial improvement on its recycling business during this past year. Mr. Yao remarked that, "Although 2012 proved to be a challenging year for China steel industry, financially we achieved positive operating results from our operations in 2012 and were profitable in both the third and fourth quarter of 2012 with significant growth in our recycling business. The results are very important to us because this is the first time we had a profitable annual operation results and a consecutive profitable quarters since we officially started our recycling business operation in 2010. More importantly, the recycling business has replaced the trading business and has become the major source of our net revenue and gross profit. We believe the metal recycling business will continue to be the major growth driver for our company.”

Mr. Yao further stated that “Our recycling production started in the late of 2010 and the operation has experienced difficulties and ups and downs due to market volatility and our learning curve for entering the new business. However, through the past two years’ operation, we have achieved many accomplishments in fundamental aspects such as optimizing production process, improving cost control and management, developing and streamlining supply chain, establishment of long term strategic partnership with key clients, obtaining various qualifications and licenses, and building our brand in the industry. All of these are valuable intangible assets to the Company and has been and will continue to contribute to our development and growth.”

Financial Condition

As of December 31, 2012, the Company had $1.4 million in cash and cash equivalents, compared to $1.0 million at year-end 2011. The Company had working capital of $0.3 million and a current ratio of 1.01:1 on December 31, 2012 compared to $1. 6 million and 1.03:1 on December 31, 2011. The decrease in working capital was mainly due to increases in value added tax and other taxes payable of $2.5 million as result of increased sales which we could get 50% refund in the future, $0.4 million income tax due to the increased net income in our subsidiaries, and $0.3 million derivative warrant liability which will be expiring in August 2013. . As of December 31, 2012, shareholders' equity was $41.8 million, slightly down from $42.3 million at the end of 2011.

The Company had a $9 million net cash used in operations in 2012 compared to a net inflow of $14.3 million in 2011. The change primarily reflects a decrease in accounts payable of $17.4 million, an increase in accounts receivable of $14.9 million and a decrease in inventories of $20 million in the year ended 2012 compared to year ended 2011. The Company invested a total of approximately $50 million in the aggregate to acquire land use rights and to construct and purchase equipment for scrap metal facilities we operated. We maintain seven bank facilities with lines of credit totaling approximately $57 million in the aggregate. Approximately $33 million remained available at December 31, 2012. An additional $20 million bank facility’s renewal is currently in process.

Business Outlook

China Armco continues to make steady progress in its metal recycling business and to refine and develop its metal trading business model. In 2012 our sales increased significantly with improved gross margin in compared to 2011 in our recycling business while trading business sales decreased in 2012 due to economy slow down and market condition in the PRC. By March 25, 2012, the Company’s trading business has delivered metal ores to its customers approximately 21,000 tons and 17,000 tons to be delivered. We continued to work with our global metal ore suppliers to seize market opportunities with manageable market risks. In third quarter we signed a financing mandate letter with Deutsche Bank. The new financing facility is custom-tailored for our new "Commodity Financing" model which enables us to provide financing service for our clients and liquidate the ore inventories stockpiled at the ports. We continue to work on and expect to make some major progresses on the new "Commodity Financing" model in 2013 which could significantly increase the growth potential of the Company.

In the metal recycling business, in 2012, the Company made substantial improvement both financially and fundamentally. As of result of our efforts and achievements, we have seen the first consecutive profitable quarters in the last two quarters of 2012 since we officially started our recycling business operation in 2010. More importantly, our recycling business has exceeded the trading business and has become the major source of our net revenue and gross profit. This is a milestone for our recycling business development which reflects the successful transition of our main business from high-volatility metal ore trading business to scrap metal recycling with stable margin and lower risk. We expect to continue to expend our overseas supply channels and recent development included negotiations on business cooperation with Japan and U.S. suppliers. During the third quarter our recycling business obtained new qualifications for scrap recycling operation. The updated qualification certificate allows our facility to recycle scrap metals imported from abroad without the requirement to use agents, who charge the company a fee. This is expected to substantially lower the company's cost by removing the agent fee in its operation and thus improve operating profit margin. The removal of the previous qualification limitation also enhances the company's capability on raw materials sourcing and purchasing and improves the company's operating capacity. Moreover, in the fourth quarter our recycling business further obtained the qualification from Chinese regulators to import and process various scrap metals, including waste metal appliances, scrap wires/cables and waste electric motors, from overseas to China directly. This is a milestone for the Company's supply chain development. With the license, China Armco can import and process scrap metals from overseas directly, which will significantly improve its global sourcing capability and cost control by removing import agents and directly working with global suppliers. More importantly, this license is the key to the Company's business strategy which it aims to generate excess profits in processing imported scrap metals by capitalizing on China labor cost advantages and its state-of-the-art scrap metal recycling facility. By year end of 2012, China Armco also expanded its purchases from overseas markets, acquiring approximately 12,000 MT of unprocessed scrap metals. By March 25, 2013, the Company has received orders in aggregate approximately 360,000 MTs for 2013 and beyond and has delivered approximately $26,500 and additional $10,000 in the shipping process.

Recently our recycling facility has been certified as a Demonstration Base for Steel Scrap Processing and Distribution by the China Steel Scrap Industrial Associations, and therefore could benefit from a 50% value added tax (VAT) refund in 2013 according to the upcoming policy of the Chinese government. The Company will benefit from the certification as well as the possible tax refund. The tax refund when effective could lower our costs and increase our profits by a large margin. Also, with the certification we are allowed to act as procurement agency for other uncertified companies, which could boost our domestic purchases and total sales as well.

In addressing the issues faced by the Company's recycling operations for 2012, Chairman Yao noted that "Our Facility is fully capable of ramping up to satisfy an expected increase in production volumes. With the benefit of the greater efficiency of recycling operations and its strategic port location advantages, we are cautiously optimistic that we can operate profitably with potentially higher gross margins. Perhaps, most importantly, while enduring these tumultuous times, we wish to express our sincere appreciation to our customers, suppliers, vendors, as well as all of our long-term stockholders and banking institutions, for their unwavering support. All our credit facilities have been renewed on favorable terms, reflecting their continual confidence in our management team, our strategies and its future business prospects for success. As a result, we continue to remain optimistic for our business prospects for 2013, despite the existence of the world's economies mercurial nature."

Conference Call

Date:	Monday, April 1, 2013
Time:	5:00 p.m. Eastern Time, US
Conference Line Dial-In (U.S.):	1-877- 407- 9210
International Dial-In:	1- 201-689-8049
Conference ID# 411414:	2012 Fourth Quarter & Year End Financial Results Call

Webcast link:	http://www.investorcalendar.com/IC/CEPage.asp?ID=170704

The playback of the webcast can be accessed until 07/01/2013. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

Teleconference Replay:

Replay Number (Toll Free): 1-877-660-6853

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About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and is in the recycling business in the PRC. China Armco's customers throughout China include some of the fastest growing steel producing mills and foundries in the PRC. Raw materials are acquired from a global group of suppliers located in diverse countries, including, but not limited to, Brazil, India, Indonesia, Ukraine and the United States. China Armco's product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore, steel billet and recycled scrap metals. For more information about China Armco, please visit http://www.armcometals.com.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding our revenues and production related to our scrap metal recycling operations and the extent that any of China's energy restrictions that have and could be imposed upon us from time to time in the future with resulting blackouts having and adverse impact on our recycling operations.

In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the following, including, but not limited to, any expectations with respect to the Company's revenues and results of operations, the institution of China and US governmental regulations relating to our businesses and the general economic climate of volatility around the world, and the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2012.

For more information, please contact:

Company:
US Contact:
Christina Xiong
Investor Relations
China Armco Metals, Inc.
Office: 650.212.7620
Email: christina@armcometals.com
Website: www.armcometals.com

China Contact:
Ripple Zhang

Office: 021-62375286
Email: ripple.zhang@armcometals.com
Website: www.armcometals.com

--Financial Tables—

CHINA ARMCO METALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year	For the Year
	Ended	Ended
	December 31, 2012	December 31, 2011

NET REVENUES	$106,569,474	$106,216,065

COST OF GOODS SOLD	98,102,412	100,363,253

GROSS PROFIT	8,467,062	5,852,812

OPERATING EXPENSES:
Selling expenses	413,352	293,887
Professional fees	278,502	824,275
General and administrative expenses	5,112,131	3,699,401
Operating cost of idle manufacturing facility	1,807,313	1,946,369

Total operating expenses	7,611,298	6,763,932

INCOME (LOSS) FROM OPERATIONS	855,764	(911,120)

OTHER (INCOME) EXPENSE:
Interest income	(190,999)	(102,456)
Interest expense	2,001,535	1,792,885
Foreign currency transaction (gain) loss - marketable securities	36,957	(220,881)
Impairment other than temporary - marketable securities	386,941	1,980,000
Change in fair value of derivative liability	306,505	(137,940)
Loan guarantee expense	59,744	158,066
Investment credit - government	-	(1,547,030)
Forgiveness of debt	(16,343)	-
Other (income) expense	148,097	278,578

Total other (income) expense	2,732,437	2,201,222

INCOME (LOSS) BEFORE INCOME TAXES PROVISION	(1,876,673)	(3,112,342)

INCOME TAX PROVISION	732,663	232,662

NET INCOME (LOSS)	(2,609,336)	(3,345,004)

OTHER COMPREHENSIVE INCOME (LOSS):
Change in unrealized income (loss) of marketable securities	797	505,481
Foreign currency translation gain (loss)	263,532	1,577,471

COMPREHENSIVE INCOME (LOSS)	$(2,345,007)	$(1,262,052)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED:

Net income (loss) per common share - basic and diluted	$(0.14)	$(0.22)

Weighted Average Common Shares Outstanding - basic and diluted	18,482,234	15,366,743

See accompanying notes to the consolidated financial statements.

CHINA ARMCO METALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash	$1,367,171	$1,042,591
Pledged deposits	4,590,829	8,357,670
Marketable securities	1,213,641	1,636,742
Bank acceptance notes receivable	7,926	-
Accounts receivable, net	15,699,390	758,500
Inventories	13,378,445	33,344,547
Advance on purchases	2,238,652	3,079,684
Prepaid corp income taxes - Renewable Metals	-	467,546
Prepayments and other current assets	453,299	1,744,047

Total Current Assets	38,949,353	50,431,327

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	43,319,218	42,165,437
Accumulated depreciation	(6,284,162)	(3,514,893)

PROPERTY, PLANT AND EQUIPMENT, net	37,035,056	38,650,544

LAND USE RIGHTS
Land use rights	6,473,761	6,422,956
Accumulated amortization	(260,897)	(209,474)

LAND USE RIGHTS, net	6,212,864	6,213,482

Total Assets	$82,197,273	$95,295,353

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable	$19,109,930	$6,711,898
Banker's acceptance notes payable and letters of credit	8,624,734	8,178,029
Current maturities of capital lease obligation	2,615,296	2,195,177
Current maturities of long-term debt	-	3,931,745
Accounts payable	1,141,583	18,543,129
Advances received from Chairman and CEO	-	607,009
Customer deposits	1,577,194	5,851,769
Corporate income tax payable	407,621	99,042
Derivative warrant liability - current portion	306,708	-
Value added tax and other taxes payable	2,504,677	1,150
Accrued expenses and other current liabilities	2,355,903	2,713,532

Total Current Liabilities	38,643,646	48,832,480

CAPITAL LEASE OBLIGATION, net of current maturities	1,749,955	4,127,354

LONG-TERM DEBT, net of current maturities	-	-

DERIVATIVE LIABILITY, net of current portion	-	203

Total Liabilities	40,393,601	52,960,037

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized,
20,319,698 and 15,421,008 shares issued and outstanding, respectively	20,320	15,421
Additional paid-in capital	31,542,083	29,733,619
Retained earnings	6,756,699	9,366,035
Accumulated other comprehensive income (loss):
Change in unrealized loss on marketable securities	-	(797)
Foreign currency translation gain	3,484,570	3,221,038

Total Stockholders' Equity	41,803,672	42,335,316

Total Liabilities and Stockholders' Equity	$82,197,273	$95,295,353

See accompanying notes to the consolidated financial statements.

CHINA ARMCO METALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For theYear	For the Year
	Ended	Ended
	December 31, 2012	December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,609,336)	$(3,345,004)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	2,742,995	2,726,315
Amortization expense	49,766	49,376
Change in fair value of derivative liability	306,505	(137,940)
(Gain) loss from foreign currency exchange rate change on marketable securities	36,957	(220,881)
Impairment other than temporary - marketable securities	386,941	1,980,000
Stock based compensation	1,444,019	580,423
Changes in operating assets and liabilities:
Bank acceptance notes receivable	(7,926)	-
Accounts receivable	(14,935,416)	18,569,271
Inventories	20,095,232	(22,498,388)
Advance on purchases	865,391	(852,982)
Prepaid value added taxes	471,244	-
Prepayments and other current assets	1,369,997	2,688,460
Bank acceptance notes payable	1,585	-
Accounts payable	(17,410,355)	14,992,427
Customer deposits	(4,320,862)	(491,603)
Taxes payable	2,812,095	(990,833)
Accrued expenses and other current liabilities	(310,424)	1,305,792

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(9,011,592)	14,354,433

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from release of pledged deposits	20,718,637	50,146,115
Payment made towards pledged deposits	(16,902,377)	(45,373,468)
Purchase of property, plant and equipment	(826,350)	(2,967,453)
Purchase of land use rights	-	(2,664,162)

NET CASH PROVIDED BY INVESTING ACTIVITIES	2,989,910	(858,968)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	64,716,249	61,308,627
Repayment of loans payable	(52,413,180)	(79,757,796)
Banker's acceptance notes payable	380,433	3,837,383
Proceeds from mortgage payable	-	5,897,617
Repayment of mortgage payable	(2,007,291)	(1,934,133)
Repayment of long-term debt	(3,962,844)	(4,718,094)
Advances from (repayment to) Chairman and CEO	(319,306)	(192,385)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,394,061	(15,558,780)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(47,799)	7,990

NET CHANGE IN CASH	324,580	(2,055,325)

Cash at beginning of the year	1,042,591	3,097,917

Cash at end of the year	$1,367,171	$1,042,591

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$2,001,337	$1,792,885
Income tax paid	$-	$1,224,230

NON CASH FINANCING AND INVESTING ACTIVITIES:
Accrued director cash compensation paid in common shares in lieu of cash	$-	$-
Accrued compensation paid in common shares in lieu of cash	$-	$282,323
Advance payments used towards construction in progress and land use rights	$-	$4,468,337
Common shares issued for conversion of advances from Chairmand and CEO	$353,753	$-

See accompanying notes to the consolidated financial statements.